Exhibit 10(s)

[Form of Stock Appreciation Rights Award Letter Pursuant to the

Oncor Electric Delivery Company LLC Stock Appreciation Rights Plan]

[DATE]

[Name]

[Address]

Re:	SARs Award Letter

Dear [            ]:

Oncor Electric Delivery Company LLC (the “Company”) considers it essential to continue to provide incentives for key personnel of the Company to remain employed with the Company and focused on achieving a high level of performance. In order to provide sufficient incentives to key personnel to continue to use their best efforts to perform their duties and responsibilities diligently and in the best interests of the Company and the Company’s shareholders, the Company has elected to establish the Oncor Electric Delivery Company LLC Stock Appreciation Rights Plan (the “Plan”). All capitalized terms not defined in this letter are defined in the Plan.

On behalf of the Company’s Board of Directors, I am pleased to inform you that you have been selected as being eligible to participate in the Plan. This letter constitutes your Award Letter under the Plan. Subject in all instances to the terms and conditions of the Plan, and if applicable, to the consummation of your investment of at least $[            ] in Oncor Management Investment LLC (the “Investment”), and to your agreement to be bound by the covenants contained in paragraph 4 below, you and the Company agree to the following:

1. Award. The Company hereby grants you, effective as of the later of [DATE] and the date of your Investment, to the extent applicable, a number of Stock Appreciation Rights equal to [NUMBER], having a Base Price of $[            ] per Stock Appreciation Right.

2. Vesting of Award. You will become vested in this Award in accordance with the terms of Section 5 of the Plan; provided that, in accordance with Section 5(c)(i)(A) of the Plan, twenty percent (20%) of your Time SARs will be vested as of the date hereof.

3. Calculation and Payment of Award. The amount that will be payable to you under this Award will be calculated, and any amounts payable in respect of this Award will be paid, in accordance with Section 5 of the Plan, subject to your agreement to be bound by the covenants contained in paragraph 4 of this Award Letter.

4. Confidential Information; Covenant Not to Compete; Covenant Not to Solicit. The provisions of Section 6 of the Plan are hereby incorporated by reference into this Award Letter.

5. Miscellaneous. This Award and any payments in respect hereof will not be taken into account for purposes of determining any benefits you are eligible to receive under any benefit plan. The terms of this Award Letter may not be amended or modified other than by a written agreement executed by the parties hereto (or their respective successors). The provisions of Section 8 of the Plan are hereby incorporated by reference into this Award Letter.

If you accept this Award on the terms and conditions contained in this Award Letter, please sign below where indicated and return an executed copy of this Award Letter to [NAME] by no later than [DATE].

Very truly yours,

[NAME]
[TITLE]
On behalf of Oncor Electric Delivery Company LLC

Accepted and agreed this day of , 20 , by

[NAME]